Exhibit 10.1

19505 Biscayne Blvd. • Suite 2350 • Aventura, FL 33180 • legal@ascentpartnersllc.com

To:	Profusa, Inc.

626 Bancroft Way, Suite A
Berkeley, CA

Attention:	Fred Knechtel CFOa

October 4, 2026

Re: Amendment No. 1 (the Purchase Agreement and $555,555.56 Senior Secured Convertible Promissory Note)

Dear Fred:

Reference is made to the Securities Purchase Agreement, dated as of February 11, 2025 (as modified to the date hereof, the “Purchase Agreement”), by and among Profusa, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”), Ascent Partners Fund LLC, a Delaware limited liability company (“Ascent”) and the other Purchasers from time to time party thereto and Ascent, as collateral agent for the Purchaser Parties, as defined therein (together with its successors and permitted assigns, the “Collateral Agent”) and (2) the Senior Secured Convertible Promissory Notes issued by the Company on April 2, 2026 for the benefit of Ascent, as Holder (as modified to the date hereof, the “Amended Note”; capitalized terms used but not defined herein are used as defined in the Amended Note, including as defined by reference to the Purchase Agreement).

Subject to the terms and conditions set forth herein, and effective on (i) the date hereof and (ii) the date of payment of all Obligations due on or before, but after giving effect to, the effective date of this amendment (including all other costs, expenses and fees due under any Transaction Document after giving effect to this amendment and invoiced prior to such effective date) (the “Amendment Effective Date”), the following Transaction Documents are hereby amended as follows; provided, however, that this Amendment shall apply solely to the Amended Note expressly amended hereby, and all other Notes issued pursuant to the Purchase Agreement shall remain unchanged and in full force and effect in accordance with their respective terms. Except as set forth therein nothing in this Amendment shall amend, waive or otherwise affect any most favored nation provision contained in any such other Notes.

Reserve Amount

•	Notwithstanding anything to the contrary in the Purchase Agreement, the Company and Ascent hereby agree that, effective as of the Amendment Effective Date, solely with respect to the Amended Note, the following definition of “Reserve Amount” shall apply. The Reserve Amount applicable to any other Notes or Purchased Securities shall remain unchanged , except as may be specifically agreed with respect to such other Notes.

“Reserve Amount” means, as of any date, 150% of the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, calculated (i) including any Issuable Securities issuable upon conversion or exercise of the Purchased Securities, (ii) ignoring any conversion or exercise limits set forth therein, (iii) assuming that the Conversion Prices of the Notes are, at all times on and after the date of determination, the then-effective Floor Price, as the case may be, on the Trading Day immediately prior to the date of determination and (iv) adjusting all of the foregoing ratably to account for any reverse stock split or similar reclassification of the Common Stock.

Note

•	The definition of “Floor Price” in Section 1 of the Amended Note is hereby deleted and replaced with the following:

“Floor Price” means $0.338.

•	The definition of “Conversion Price” in Section 4(b) of the Amended Note is hereby deleted and replaced with the following:

b) Conversion Price. Subject to the other provisions of this Note, the conversion price in effect on any Conversion Date (the “Conversion Price”) shall be equal to the greater of (i) $1.20 and (ii) ninety-five percent (95%) of the lowest daily VWAP of the Common Stock during the five (5) Trading Days immediately preceding such Conversion Date, subject to adjustment as provided herein; provided, that in no event shall the Conversion Price be less than the Floor Price.

Waiver of Certain Provisions of Notes

•	Notwithstanding the foregoing, the Company and Ascent hereby agree that, effective as of the Amendment Effective Date and from the date thereof Sections 5(b) and 5(c) of each of the following Notes are hereby waived: (i) the $714,285.71 Senior Secured Convertible Promissory Note issued on August 12, 2026; (ii) the $329,670.33 Senior Secured Convertible Promissory Note issued on September 1, 2026; and (iii) the $384,615.38 Senior Secured Convertible Promissory Note issued on September 16, 2026. Except as expressly set forth herein, each such Notes shall remain unchanged and in full force and effect in accordance with its respective terms.

This amendment is a Transaction Document and is limited as written.

As of the date first written above, each reference in the Purchase Agreement or the Amended Note to “this Agreement,” “this Amended Note,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to the Purchase Agreement or the Amended Note (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement or, as the case may be, the Amended Note as modified thereby, and the provisions in this amendment amending the Purchase Agreement and the Amended Note shall be read together and construed as a single agreement with the Purchase Agreement or, as the case may be, the Amended Note. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, (A) waive or modify any Default or Event of Default (whether or not existing on the date hereof), right, power or remedy under, or any other provision of, any Transaction Document (in each case, other than any failure to comply with any provision of a Transaction Document amended hereby that would not have been a failure if such Transaction Document had been amended as provided herein prior to the date hereof) or (B) commit or otherwise obligate the Holder or the Collateral Agent to enter into or consider entering into any other consent, waiver or modification of any Transaction Document or make any further purchases or other advances pursuant to any Transaction Documents. This amendment does not constitute a novation of the Amended Note.

Each Company Party hereby agrees that it continues to guaranty, jointly and severally, absolutely, unconditionally and irrevocably, pursuant to the Guaranty, as primary obligor and not merely as surety, the full and punctual payment when due of the Obligations of any other Company Party owing under the Transaction Document as modified hereby (subject to the limitations set forth in the Guaranty) and that the terms hereof shall not affect in any way its obligations and liabilities, as expressly modified hereby, under the Transaction Documents. Each Company Party hereby reaffirms (a) all of its obligations and liabilities under the Transaction Documents as modified hereby, and agrees that such obligations and liabilities shall remain in full force and effect and (b) all Liens granted under the Transaction Documents, and agrees that such Liens shall continue to secure the Obligations.

In further consideration for the execution of this amendment by the Holder and without limiting any rights or remedies the Holder or any of its Related Parties may have, each Company Party hereby releases each of the Holder and each of its Related Parties (each a “Releasee” and, collectively, the “Releasees”) against any and all claims and from any other Losses of any Company Party or any Subsidiary thereof, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of any Company Party or any of their Subsidiaries or Affiliates, or any legal relationship that exists or may exist between any Releasee and any Company Party or any Subsidiary of any Company Party. Each Company Party, each for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise.

As a Transaction Document, this amendment is subject to various interpretative and miscellaneous sections set forth in the Purchase Agreement and other Transaction Documents that apply expressly to all Transaction Documents, located principally Article VI (Miscellaneous) of the Purchase Agreement (but also, without limitation, in Section 4.15 (Indemnification of Each Purchaser Party) thereof), including Section 6.2 (Fees and Expenses) thereof (which provides, without limitation, reimbursement to the Purchaser Parties for fees, costs and expenses of negotiation, preparation, execution and signing of this amendment or otherwise relating to this amendment or the transactions contemplated herein) and Sections 6.3(a) (Entire Agreement), 6.3(b) (Amendments), 6.3(c) (Beneficiary; Successors and Assigns), 6.3(d) (No Implied Waivers or Notice Rights), 6.3(e) (Counterparts), Section 6.3(f) (Electronic Signatures), 6.4 (Notices), 6.7 (Severability) and 6.15 (Interpretation) (containing various interpretative provisions and additional definitions) thereof. In addition, without limitation, (a) Section 6.6 (Governing Law; Courts) thereof provides that this amendment shall be governed by and construed in accordance with the laws of the State of Delaware and that Proceedings in respect hereto shall be brought exclusively in the Delaware state courts sitting in Wilmington, DE or the federal courts for the District of Delaware sitting in Wilmington, DE (subject to certain exceptions for enforcement Proceedings brought by the Collateral Agent or any Purchaser Party) and(b) in Section 6.16 (Waiver against Trust), the parties thereto (which include the parties hereto) thereby irrevocably and unconditionally waived, to the fullest extent permitted by applicable Regulations, any right that they may have to trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly based upon or arising out of, under or in connection with, this amendment or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). The parties hereto hereby reaffirm all of these and all other provisions of the Transaction Documents applying to the Transaction Documents as applying to this amendment, all of which are hereby incorporated herein by reference. If the Amendment Effective Date has not occurred within two Business Days after the date hereof, the Collateral Agent may, in its sole discretion upon notice to the Company, elect to terminate this amendment, at which point this amendment (including the provisions requiring payment of the Amendment Fee) will be of no further force and effect.

[Signature Pages Follow]

This amendment may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

ASCENT PARTNERS FUND LLC,
as Holder

By:	/s/ Mikhail Gurevich
	Name:	Mikhail Gurevich
	Title:	Authorized Signatory

Accepted and Agreed
As of the Date First Written Above:

PROFUSA, INC., a Delaware corporation

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	CFO

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